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FOR IMMEDIATE RELEASE                         FOR FURTHER INFORMATION CONTACT:
                                              STEVE W. HEROD
                                              713/759-6808, EXT. 104


                     MIDDLE BAY OIL COMPANY, INC. ANNOUNCES
               SALE OF $21.4 MILLION OF COMMON STOCK, WARRANTS AND
         SENIOR SUBORDINATED CONVERTIBLE DEBT TO 3TEC ENERGY CORPORATION



HOUSTON, TEXAS, JULY 2, 1999... Middle Bay Oil Company, Inc. ("Middle Bay" or "Company") (NASDAQ: MBOC) announced today the execution of a Securities Purchase Agreement (the "SPA") with 3TEC Energy Corporation ("3TEC") for the sale of $21.4 million of common stock, warrants and senior subordinated convertible debt. Pursuant to the terms of the SPA, 3TEC will purchase 4,755,556 shares of Middle Bay common stock and warrants to purchase 3,600,000 shares of Company common stock for $10.7 million. The warrants are exercisable for $1.00 per share and are subject to certain restrictions regarding the timing of their exercise. Middle Bay will issue 3TEC a senior subordinated convertible note for $10.7 million (the "Note"). The Note will have a five-year maturity, bear interest at 9% per annum and is convertible into Middle Bay common stock at $3.00 per share, a total of 3,566,667 common shares. Closing of the transaction is expected to be in August 1999. The proceeds from the transaction will be added to working capital and be available for the acquisition, development and exploration of oil and gas properties.

3TEC Energy Corporation is a privately held independent exploration and production company based in Dallas, Texas whose largest shareholder is an affiliate of EnCap Investments L.C. Floyd C. Wilson, former President and Chief Executive Officer of Hugoton Energy Corporation, is a major shareholder and President of 3TEC. Concurrent with the closing of the 3TEC/Middle Bay transaction, Mr. Wilson will become Chairman, President and Chief Executive Officer of Middle Bay. John J. Bassett, currently Middle Bay's President and Chief Executive Officer, will become Executive Vice President.

At closing, 3TEC will become Middle Bay's largest shareholder with ownership of approximately 36% of the outstanding common stock. Under the terms of a shareholders agreement to be executed at closing, 3TEC will have the right to designate three members of a new five person Middle Bay Board of Directors. Certain other major shareholders of the Company will have the right to designate the other two board members. Middle Bay's largest current shareholder, Kaiser-

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Francis Oil Company, will own 25% of the Company's outstanding common stock after closing.

The closing of the transaction is contingent upon approval of Middle Bay's shareholders at the Company's annual meeting, expected to be held in August 1999. Middle Bay's major shareholders, representing 71% of the Company's outstanding common stock, have agreed to vote in favor of the transaction.

John J. Bassett, President and Chief Executive Officer of Middle Bay, stated, "We are very excited about the financing transaction with 3TEC and its shareholders, Floyd Wilson and EnCap Investments. This capital infusion will position Middle Bay to take advantage of the opportunities that will be available in the independent energy sector in the coming years. We welcome the addition of Floyd Wilson to our management team and feel he can lead the Company to great success."

Floyd C. Wilson, President of 3TEC, stated, "3TEC Energy Corporation and EnCap Investments L.C. are committed to the continued growth of Middle Bay Oil Company. We are focused on increasing shareholder value and look forward to the completion of this transaction."

Middle Bay Oil Company, Inc. is an independent oil and gas exploration and production company, headquartered in Houston, Texas, with operations in the Gulf Coast and Mid-Continent regions.

The information contained in this press release may contain projections, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, environmental risks, drilling, producing and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, government regulation, competition and the ability of the Company to meet its stated business goals.